M/I HOMES, INC.

The following information supplements the Preliminary Prospectus Supplement dated May 18, 2009,

and is filed pursuant to Rule 433, under Registration No. 333-152751

Issuer:	M/I Homes, Inc.
Common shares offered by the company:	4,350,000 (plus 30-day over-allotment option of 650,000)
Public offering price:	$12.50
Gross Proceeds:	$54,375,000

We have been advised by the underwriters that, prior to purchasing the common shares being offered pursuant to the prospectus supplement, on May 19, 2009, one of the underwriters purchased, on behalf of the syndicate, 69,200 common shares at an average price of $12.4984 per common share in stabilizing transactions. On August 4, 2008, the issuer filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on August 14, 2008. Before you invest, you should read the prospectus supplement and the accompanying base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying base prospectus if you request it by calling 1-800-638-2596 (Citigroup Global Markets Inc.) or 1-866-430-0686 (J.P. Morgan Securities Inc.).